Exhibit 10.31

Dear Jim

On behalf of ExxonMobil Oil Corporation and Mobil Diesel Supply Corporation (collectively “ExxonMobil”), we understand that Petro Stopping Centers, L.P. (“Petro”) intends to enter into a series of transactions to recapitalize certain of its outstanding debt and the debt of its parent company, Petro Stopping Centers Holdings, L.P. (collectively, the “Recapitalization Transaction”).

In connection with the Recapitalization Transaction, ExxonMobil and Petro hereby agree as follows:

1. Petro and ExxonMobil agree that the penalty provisions relating to Petro’s failure to purchase certain volumes set forth in the PMPA Motor Fuels Franchise Agreement made on 23 July, 1999 (the “PMPA Agreement”), including but not limited to Sections 1.11, 2.3(e), and Exhibit D of the PMPA Agreement, are modified proportionately to reflect Petro’s efforts to reduce ExxonMobil’s credit exposure so that in calculating any future penalty owed by Petro for a given year, the amount of the penalty that would be due pursuant to the current provisions of the PMPA Agreement shall be multiplied by a fraction in which the numerator is the average credit exposure of ExxonMobil to Petro for all business days in the month of December of the year in question and the denominator is $30 million.

2. As part of the Recapitalization Transaction, Petro intends to issue new notes, which will total $225 million (the “New Notes”). ExxonMobil shall receive a lien on Petro’s assets on a pari passu basis with the lien to be granted to the holders of the New Notes and only the debt owed under bank facility(ies) (the “New Bank Facility”), which is anticipated to not exceed a maximum amount of $60 million (excluding Petro’s debt in respect of performance, surety or appeal bonds or letters of credit, in each case, consistent with Petro’s past practice), will have a superior lien to that granted to ExxonMobil. At the closing, the maximum principal amount of indebtedness under the New Notes, the New Bank Facility and Petro’s debt in respect of performance, surety or appeal bonds or letters of credit shall not exceed an aggregate of $285 million and the maximum principal amount of indebtedness under the New Bank Facility shall not exceed $60 million (excluding Petro’s debt in respect of performance, surety or appeal bonds or letters of credit, in each case, consistent with Petro’s past practice). The lien granted to ExxonMobil will secure Petro’s existing and future indebtedness to ExxonMobil up to a maximum of $15 million. If Petro’s indebtedness to ExxonMobil ever exceeds $14 million, then Petro shall (i) immediately provide ExxonMobil with a report showing the projected amount of such indebtedness for the subsequent ten days and continue to send such reports on a daily basis until such indebtedness declines below $14 million and (ii) take such other reasonable actions as are required to reduce the amount of such indebtedness below $14 million as promptly as practicable. The terms of such lien shall be as negotiated by the holders of the New Notes in accordance with market terms save that, as stated above, the lien granted to ExxonMobil shall be on a pari passu basis with the lien to be granted to the holders of the New Notes and will secure Petro’s existing and future indebtedness to ExxonMobil. Such lien documents may include the ability to give similar security interests to (i) other fuel suppliers but only to the extent that the aggregate amount of trade credit to secured fuel suppliers including ExxonMobil does not exceed $15 million and subject to negotiation of any consequential amendments to the relevant lien documents, acceptable to ExxonMobil, and (ii) holders of other debt as provided in the New Notes and the new Credit Agreement

3. Concurrent with the closing of the Recapitalization Transaction, Petro will reduce ExxonMobil’s maximum trade credit exposure to Petro from the recent amount of approximately $30 million to $15 million. Petro shall also use commercially reasonable efforts to reduce ExxonMobil’s credit exposure to Petro by an additional fifty percent (to a maximum of $7.5 million) within twelve months of the closing of the Recapitalization Transaction by one or more of the following means:

a) changing payment terms;

b) converting sites to the Petro brand;

c) purchasing diesel fuel directly from other suppliers; or

d) such other means as mutually agreed.

The parties agree to work together in good faith to make any amendments to the PMPA Agreement necessary to effectuate items (a) to (d) above.

4. Except as expressly set forth in paragraph 1, notwithstanding the terms of this letter, the PMPA Agreement remains unchanged and in full force and effect in accordance with its terms and conditions, including but not limited to Section 2.10 of the PMPA Agreement.

The terms of this letter will become effective immediately upon the closing of the Recapitalization Transaction by Petro.

Please confirm your agreement to the terms herein by signing two originals below and returning one to me.

Very truly yours,

J.M.E. Mixter

National Accounts Manager

For Petro	Date:

(James A. Cardwell, Jr.)